Exhibit 99.1
February 23, 2009
U.S. Treasury Invests $30.4 million in Royal Bank America’s Parent Company through its Capital Purchase Program
NARBERTH, PA — Royal Bancshares of Pennsylvania, Inc. (NASDAQ: RBPAA) (“Royal”), parent company of Royal Bank America and Royal Asian Bank, announced today that it has received $30.4 million as an approved participant in the U.S. Treasury Department’s TARP Capital Purchase Program.
The Treasury Department purchased 30,407 shares of newly issued, non-voting Royal preferred stock valued at $30.4 million, with an initial annual dividend of 5%. Treasury also received warrants to purchase 1,104,370 shares of Royal Class A common stock at an exercise price of $4.13 per share.
“This additional capital substantially enhances our already ‘well-capitalized’ status,” noted Royal Chairman/CEO Robert R. Tabas. “By bringing in deposits to leverage our TARP capital, we will be able to extend a substantial amount of new loans, especially for small businesses whose growth can be the catalyst for a broader regional economic recovery.”
Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is a two-bank holding company operating the Royal Bank America and Royal Asian Bank brands throughout Pennsylvania, New Jersey and New York. As The Region’s Premier Commercial Lender, Royal Bank America has played a lead role in the growth and development of our area for the past 40+ years. Royal Asian Bank enjoys a distinctive niche serving the financing and banking needs of the growing Asian-American population. More information on Royal Bancshares of Pennsylvania, our banks and subsidiaries is available at www.royalbankamerica.com.
Forward-Looking Statements
All non-historical statements in this press release (including statements regarding ultimate participation in the TARP Capital Purchase Program, the use of proceeds from the sale of securities to the U.S. Treasury) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology such as “expect,” “look,” “believe,” “plan,” “anticipate,” “may,” “will” or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the current global financial crisis and the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Royal Bancshares of Pennsylvania, Inc. assumes no obligation for updating any such forward-looking statement at any time.
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